Exhibit 10.2

PARTICIPATION AGREEMENT
Valentine Prospect, Lafourche Parish, Louisiana

This Agreement (the “Agreement”) is made and entered into effective as of the Effective Date provided for below by and between the following parties (individually, a “Party,” and collectively, the “Parties”), whose addresses and other contact information are set forth with their respective names, to-wit:

Next Bridge Hydrocarbons, Inc.	(“Next Bridge”)
500 W. Texas Avenue, Suite 890
Midland, Texas 79701
Attn: Greg McCabe, Chairman and CEO
Telephone: XXXXXXXXX
Email: XXXXXXXXX

and

Magnetar Exploration L.P.	(“Magnetar”)
XXXXXXXXXXXX
XXXXXXXXXXXX
Attn: Paul J. Sigmund
Telephone: XXXXXXXXX
Email: XXXXXXXXXXXXXXXXXXX

W  I  T  N  E  S  S  E  T  H:

Précis. Next Bridge owns leasehold interests in approximately 3,879 acres of land located in Lafourche Parish, Louisiana. Magnetar desires to acquire all of the interest of Next Bridge in such leasehold estates, subject to the right of Next Bridge to elect to own and participate for up to a one-third interest in each well to be undertaken on the leases, or lands pooled therewith, as provided below. This Agreement sets forth the terms and provisions pursuant to which Magnetar may acquire such leasehold interests.

1.             The Lands and Leases; the Project. Next Bridge is the owner of leasehold estates in approximately 3,878.9 gross acres and 3,626.25 net acres of land situated in Lafourche Parish, pursuant to oil and gas leases which have been acquired by Next Bridge (the “Subject Leases”) and which leases are listed on the attached Annex A, which is made a part hereof for all purposes.

Included among the Subject Leases is that certain lease option dated April 11, 2022, granted by Allan Company Ranch, LLC, as Lessor, to Next Bridge, as Lessee, covering 1,409.31 acres of land, more or less, more particularly described as VAL-0047 in line 46 on the attached Annex A (the “Allan Ranch Lease”). The Allan Ranch Lease and any lease held by Next Bridge covering any interest in the same lands are included in this Agreement subject to the terms and conditions set forth below.

Next Bridge represents that a 100% interest in the Subject Leases will be conveyed to Magnetar pursuant to this Agreement, which will entitle Magnetar to a net revenue interest of not less than seventy-five percent (75%) and that except as provided in this Agreement, neither Next Bridge nor any entity related to Next Bridge will further burden the Subject Leases in any manner that would result in a reduction to the net revenue interest attributable to Magnetar’s working interest ownership in the Subject Leases.

Next Bridge acknowledges that the leases listed on lines 2 and 3 of the schedule attached as Annex A (shown in the name of Schoeffler Energy Group, Inc., as Lessee) have not yet been assigned to Next Bridge. Next Bridge covenants and agrees to assign these leases, or cause them to be assigned, to Magnetar in accordance with the terms of this Agreement free of any burdens or encumbrances other than the Next Bridge ORRI.

Magnetar intends to develop the Subject Leases for the production of oil and/or gas (the “Project”). Next Bridge may participate in such development as provided herein.

2.             Agreement to Sell and to Purchase. For the consideration provided in Section 7 below, and subject to the other terms and conditions of this Agreement, Next Bridge agrees to sell, and Magnetar agrees to acquire from Next Bridge a 100% working interest, entitled to not less than a seventy-five percent (75%) net revenue interest, in and to the Subject Leases covering approximately 3,878.9 gross acres of land along with a 100% right, title and interest in all contracts affecting the Subject Leases, and all surface rights, easements, water rights, any seismic, geological and engineering information, proprietary seismic data and interpretations, all files, records, contracts and payment rights that relate to or are held in connection with the Leases (collectively, the “Other Assets”).

3.             Next Bridge Unit Designations. Next Bridge has previously proposed and obtained approval of the ROB 43-GYR RA SUA 1958.318 Ac unit (the “ROB 43 Unit”), and Next Bridge has contemplated the designation of an additional development unit adjacent to the ROB 43 Unit which has not yet been formally applied for (collectively “Existing Units”). Magnetar acknowledges the Existing Units and intends to utilize the same in its development of the Project.

4.             Delay Rentals, Allan Ranch Lease Option and Title Curative. The Parties acknowledge that certain of the Subject Leases (a) will require the payment of delay rentals from time to time to preserve the leases, (b) have title defects that require an act of correction, and (c) will be reaching the ends of their respective primary terms and will require renewal or extension.

Magnetar agrees to bear 100% of the expense of all delay rentals coming due following the execution of this Agreement either (i) through August of 2025 or (ii) until the spudding of the Initial Test Well defined below, whichever is first.

After the spudding of the Initial Test Well, the Operating Agreement shall apply with regard to the payment of all delay rentals. That is, if Next Bridge participates in the drilling of the Initial Test Well, then Next Bridge will be subject to its proportionate share of all future delay rentals payable on leases not included in the unit for the Initial Test Well. If Next Bridge elects not to exercise the option to acquire the Next Bridge Participation, Magnetar shall have the right but no obligation to pay any subsequently accruing delay rentals.

If drilling operations on the Initial Test Well are not commenced prior to August 31, 2025, Magnetar will have the option to continue to pay all delay rentals on the Subject Leases through December, 2026, or until operations on the Initial Test Well are commenced.

Magnetar agrees that it will be solely responsible for, and shall pay and bear 100% of the cost and expense of, all acts of correction, title curative and/or new leases, and all extensions of the Subject Leases; provided, however that in the event Next Bridge elects to participate in the Initial Test Well provided for in Section 11 below, thereafter it will share pro rata in the cost and expense of all subsequent delay rentals and acts of correction, title curative and/or new leases, and all extensions, and Next Bridge will own and be entitled to an assignment of its pro rata interest in all newly acquired leases, as well as the Subject Leases, subject to the Operating Agreement provided for in Section 12 below.

5.             Next Bridge Representations and Warranties; Conditions to Closing.

Next Bridge represents and warrants to Magnetar, as of the date hereof and as of the date of the closing of this Agreement (the” Closing Date”), as follows:

a.	Next Bridge is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada and is duly qualified to carry on its business and to own and operate oil and gas properties in each jurisdiction in which the Subject Leases are located.

b.	Next Bridge has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

c.	The execution, delivery, and performance by Next Bridge of this Agreement and the consummation of the transactions contemplated herein will not (x) conflict with or result in a breach of any provisions of the Next Bridge certificate of incorporation or other governing documents, (y) result in a material default or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any contract, note, bond, mortgage, indenture, license, or other agreement to which Next Bridge is a party or by which Next Bridge or the Subject Leases may be bound, or (z) violate any order, writ, injunction, judgment, decree, statute, rule, or regulation applicable to Next Bridge or any of its interest in the Subject Leases.

d.	The Subject Leases are held by Next Bridge free and clear of any liens or encumbrances, and there has been no prior production of oil and/or gas from the lands covered thereby. Next Bridge acknowledges that certain of the Subject Leases are subject to a requirement of the lessor’s consent before the lease many be assigned. Next Bridge covenants and agrees to obtain and provide to Magnetar documentation confirming the grant of consent to assignment by each lessor in a Subject Lease which contains such a requirement.

e.	Next Bridge has not materially violated (and none of the Subject Leases are in material violation of) any laws, statutes, regulations or orders applicable to any of the Subject Leases or to the operation thereof.

f.	All delay rentals required to maintain the Subject Leases in force and effect which have come due prior to the Effective Date have been timely paid and the records of Next Bridge confirm all such payments.

g.	To the best knowledge of Next Bridge, all ad valorem, property, and similar taxes with respect to the Subject Leases which accrued or are attributable to the period prior to the Effective Date have been properly and fully paid.

h.	No suit, action, demand, proceeding, lawsuit or other litigation is pending or, to the best of Next Bridge’s knowledge, threatened with respect to Next Bridge or any of the Subject Leases that could reasonably be expected to materially and adversely affect the ownership, operation or value of the Subject Leases. If any of the Subject Leases is clawed back as the result of any bankruptcy proceeding affecting any such lease, Next Bridge will reimburse Magnetar the bonus attributable thereto.

i.	There are no contracts or options outstanding for the sale, exchange or transfer of Next Bridge’s interest in the Subject Leases or any portion thereof, and there are no preferential purchase rights or obligations to obtain any consent prior to the transfer of the Subject Leases contemplated by this Agreement. Next Bridge and Magnetar acknowledge that Next Bridge has an obligation to pay to Seitel, Inc. (“Seitel”), the sum of $630,000 at such time as Next Bridge sells its interest in the Subject Leases (the “Seitel Obligation”). Attached as Annex G is the Seitel Obligation agreement. Magnetar agrees to pay to Next Bridge the sum due to Seitel at such time as the assignment of the Subject Leases from Next Bridge to Magnetar is released from escrow, and Next Bridge agrees promptly thereafter to pay to Seitel all sums due to it pursuant to the Seitel Obligation and thereafter to provide to Magnetar evidence that such payment has been made.

j.	Next Bridge has incurred no liability, contingent or otherwise, for broker’s or finder’s fees in respect of this Agreement or the transactions contemplated hereby for which Magnetar shall have any responsibility whatsoever.

k.	The Subject Leases are unencumbered by any claims of creditors or any plan of reorganization of Next Bridge as the result of its bankruptcy which would have any impact on the purposes and intentions of this Agreement.

l.	All legal, title and land records, and other related documentation which has been or which will be provided by Next Bridge to Magnetar, either prior to the execution of this Agreement or during the due diligence examination period contemplated herein, and its responses to inquiries pertaining to matters which affect the interests being acquired by Magnetar pursuant to this Agreement have been or will be correct and accurate in every material respect when furnished (or as supplemented), and there do not, or will not, exist documents (including any documents reflecting the existence of torts or adverse results of regulatory investigations) intentionally removed or omitted from the information furnished by Next Bridge to Magnetar which are necessary to make the data furnished not misleading in any material respect; provided, however, that there shall be excluded from this provision any statement or forecast of existing or future reserves, geologic and engineering interpretations, forecast, estimates and economic assumptions, including, but not limited to, (v) future prices of production, (w) future operating costs, (x) future capital expenditures, (y) projections and estimates of future production and reserves, and (z) prospects for drilling additional wells.

6.             Exclusion from the Project and this Agreement. There are excluded from this Agreement and retained by Next Bridge all rights below 19,500 including the Wilcox and Tuscaloosa formations which may be found under lands covered by the Subject Leases. Next Bridge retains all rights to explore for and develop the Wilcox and Tuscaloosa formations insofar as the same may be found under lands covered by the Subject Leases, and Next Bridge is deemed to retain such rights to utilize the surface estate of the lands covered by the Subject Leases for the development of and production below 19,500’

7.             Purchase Consideration. The consideration to be paid by Magnetar to Next Bridge to acquire the Subject Leases and Other Assets contemplated in this Agreement includes the following (the “Purchase Consideration”):

a.	At the Closing provided for below Magnetar shall pay to Next Bridge by check or by wire transfer, as directed by Next Bridge, (i) the sum of $775,000 to reimburse Next Bridge its leasehold acquisition costs for the Subject Leases, plus (ii) the sum of $70,000 to reimburse McCabe Petroleum, Inc. (“McCabe”), for the cost of acquiring the option to purchase the Alan Ranch Lease (collectively, the “Cash Purchase Price”).

b.	Upon all Parties’ signing this Agreement at the Closing, Magnetar will reimburse McCabe for its payment of all delay rentals to sustain any of the Subject Leases coming due in March and April, 2024, in the amount of $119,448.

c.	Magnetar agrees to pay all delay rentals pertaining to the Subject Leases which accrue during calendar year 2024 and during the months of January through August of 2025 as described in the schedule attached hereto as Annex C; provided, however, that if the Initial Test Well is commenced at any time prior to the end of August, 2025, Magnetar’s obligation to bear delay rental expenses pursuant to this Agreement thereafter will be deemed terminated, and the obligation for the payment of subsequent delay rentals shall be governed by the Operating Agreement provided for below.

d.	In the event Magnetar has not commenced actual drilling operations on lands covered by the Subject Leases on or prior August 31, 2025, then Magnetar shall have the option to continue paying rentals or extending the leases within the AMI until December 31, 2026. In the event Magnetar determines not to continue paying rentals at any time after August 31, 2025, it will provide at least ninety (90) days’ prior notice of its intention to discontinue payment of delay rentals.

e.	Next Bridge is entitled to reserve an overriding royalty on production from the Subject Leases (the “Next Bridge ORRI”) equal to five percent of 100%; provided, however, that the net revenue interest to be received by Magnetar in the Subject Leases, or any new lease in the AMI acquired by Magnetar, shall never be less than 75%. Accordingly, to the extent that the difference between the lessor’s royalty plus all other existing burdens on a lease and twenty-five percent (25%) is less than five percent (5%), the overriding royalty to which Next Bridge shall be entitled on any such lease shall be the difference between 25% and all other existing burdens.

f.	To the extent Magnetar acquires any new leases covering lands within the AMI, it will assign to Next Bridge the Next Bridge ORRI on production from such newly acquired leases equal to five percent of 100%; provided, however, that the net revenue interest to be received by Magnetar in any such newly acquired leases shall never be less than 75%. Accordingly, to the extent that the difference between the lessor’s royalty plus all other existing burdens measured by or payable out of production on a lease and 25% is less than 5%, the Magnetar shall assign to Next Bridge an overriding royalty equal to the difference between 25% and all other existing burdens measured by production.

g.	Next Bridge shall have the option to participate for up to a one-third (1/3) working interest in the Initial Test Well provided for below to be undertaken by Magnetar on lands covered by the Subject Leases; this right (the “Next Bridge Participation”) will extend to subsequent wells to be undertaken by Magnetar, subject to the further provisions regarding operations set forth below. The magnitude of the working interest elected to be owned by Next Bridge upon its exercise of this option will be the same on all subsequent wells undertaken by the Parties. The cost of Next Bridge’s participation in the Initial Well will be based on a Final AFE which will be provided to Next Bridge not less than sixty (60) days prior to spudding the well, and Next Bridge shall have thirty (30) days following its receipt of the AFE for the Initial Well to exercise its election to participate in the Initial well and to declare the magnitude of the working interest to be claimed by it.

h.	AT least three (3) working days prior to its spudding the Initial Test Well, Magnetar will pay to Next Bridge a spud fee of $600,000 by check or by wire transfer (the “Spud Fee”).

8.             Next Bridge Deliveries upon Execution of this Agreement. As soon as possible following the execution of this Agreement by both Parties, Next Bridge will make available to Magnetar the following without payment of further consideration:

a.	Access to all land files, title opinions, run sheets, ownership schedules, records of bonus and delay rental payments made with respect to the Subject Leases, lessor consents or any other consents necessary to assignments of any of the Subject Leases, and all other materials in possession of Next Bridge which relate to the title of the Subject Leases.

b.	Access to all land-related digital data and transfer to Magnetar of the same (subject to the return thereof if the Closing does not occur in accordance with this Agreement).

c.	Next Bridge agrees to give Magnetar and/or its consultant Keith Hatch access to Next Bridge’s WAZ/RTM reprocessed seismic data and interpretations and all other seismic data reprocessing within the AMI.

9.             Interest to be Acquired. Upon the delivery by Magnetar to Next Bridge of the Cash Purchase Price and reimbursement to Next Bridge of the delay rentals paid by Next Bridge for March and April, 2024, Next Bridge shall assign to Magnetar the interests provided for in Section 2 of this Agreement on a form of assignment substantially the same as that attached hereto as Annex D, and Magnetar shall be entitled to all of the other rights granted pursuant to this Agreement.

10.           Escrow Agreement. Simultaneously with the execution of this Agreement and the delivery by Magnetar to Next Bridge of the Cash Purchase Price, Magnetar and Next Bridge will execute the Escrow Agreement, a form of which is attached hereto as Annex E, and Next Bridge will execute and deliver the assignment of the Subject Leases provided for herein to Walter H. Walne, III, the Escrow Agent designated in the Escrow Agreement, which assignment will be held by the Escrow Agent pursuant to the terms and provisions of the Escrow Agreement.

11.           Initial Test Well. Magnetar has the option, but not the obligation, to spud a well on lands covered by the Subject on or before August 31, 2025 (the “Initial Test Well”). If the well is not spudded by such date, then Magnetar shall either pay delay rentals as defined in paragraph 4 coming due until December 31, 2025, or surrender all right title and interest pursuant to this agreement; provided, however, that Magnetar will have the option to continue paying delay rentals until December 31, 2026. If the Initial Test Well is not spudded by December 31, 2026, then Magnetar will assign all right, title and interests in the Subject Leases to Next Bridge. If Magnetar elects to discontinue paying delay rentals at any time after December 31, 2025, it will provide to Next Bridge not less than ninety (90) days’ notice of such intention.

The Initial Test Well is intended to be drilled to a depth below a depth of 17,000’ or the Base of the Rob L Sand (as defined in Next Bridge’s previous unit designation) whichever is shallower at legal location of Magnetar’s choice on lands in the AMI. The Initial Test Well shall be drilled diligently, without unnecessary delay, and in a workmanlike manner and shall be completed, if a well capable of production in paying quantities, or plugged and abandoned if a dry hole. The force majeure provision of the Operating Agreement is deemed applicable to the Initial Test Well as if expressed herein.

Ninety (90) days prior to the intended commencement of operations on the Initial Test Well, Magnetar shall notify Next Bridge of the plans for the Initial Test Well, i.e., its location and objective depth, and shall provide to Next Bridge an authority for expenditure (“AFE”) setting forth the estimated dry hole and completion costs anticipated for the Initial Test Well. No later than sixty (60) days prior to the intended commencement date of the Initial Test Well, Next Bridge shall notify Magnetar of its election to participate (the “Next Bridge Participation”) in the Initial Test Well. If Next Bridge elects to accept its Next Bridge Participation, its interest in the Initial Test Well and its right to participate in all subsequent wells to be undertaken on lands in the AMI will be subject to the terms and provisions of the Operating Agreement provided for in the following section of this Agreement.

In the event Next Bridge elects not to participate in the drilling the Initial Well undertaken on lands in the AMI, its right to the Next Bridge Participation shall be deemed terminated with respect to the Initial Well and all subsequent wells in the AMI. In the event Next Bridge is in default with respect to its payment for its share of working interest expenses attributable to the Next Bridge Participation for a period of more than sixty (60) days, its right to the Next Bridge Participation in Initial Well and any subsequent wells on the lands in the AMI will be deemed terminated.

12.           Operating Agreement. Upon the execution of this Agreement at the Initial Closing, the Parties shall enter into an operating agreement prepared on a form which is substantially the same as the form of operating agreement attached hereto as Annex F (the “Operating Agreement”). Magnetar, or its designee, shall be the named Operator and may utilize and designate another entity as contract operator. The Contract Area, as defined in the Operating Agreement, shall be deemed to be the lands in the AMI in which the Parties own an interest. The non-consent provision in the Operating Agreement for completion on the Initial well will be an election of “In or Out” and an election not to participate will terminate any future right to participate in the AMI. All subsequent wells and completion elections shall also be governed by an “In or Out” election provision. On wells where both Parties have participated in the drilling and on the completion, all additional operations will have a 500% penalty provisions for the non-consenting party. The Non-Operator under the Operating Agreement shall not be authorized to propose the drilling of a well subsequent to the Initial Test Well for a period of six (6) months following the completion or abandonment of the Initial Test Well.

13.           Area of Mutual Interest. Between the Parties there shall be deemed to be an Area of Mutual Interest (the “AMI”) defined as all lands within the boundaries of the plat attached Annex B. Should either of the Parties acquire any interest in any lease within the AMI, it shall offer to the other its pro rata share of any such lease. If Next Bridge has elected to undertake the Next Bridge Participation, it shall be entitled to an undivided one-third interest in any such lease, but if its right to the Next Bridge Participation has terminated for any reason, it shall be entitled to only the Next Bridge ORRI in any such lease. The Parties acknowledge and agree that certain of the Subject Leases cover lands located outside the boundaries of the AMI, and it is understood and agreed that Magnetar is acquiring all of the lands covered by the Subject Leases, even if a portion of the lands covered by any lease extends beyond the boundaries of the AMI.

Upon delivery by Magnetar of a notice of a description of the Subject Leases, or portions thereof, in which it desires to acquire its interest, together with the consideration therefor (the “Purchase Notice”), Next Bridge shall assign to Magnetar under special warranty an undivided one hundred percent of eight-eighths (100% of 8/8ths) working interest, entitled to not less than a seventy-five percent (75%) net revenue interest, proportionately reduced, in and to the Subject Leases, or portions thereof, described in the notice.

14.           Closing. The closing of the purchase by Magnetar contemplated in this Agreement (the “Closing”) will be accomplished in two stages:

a.	Initial Closing. On or before March 27, 2024, Magnetar will deliver to Next Bridge the sum of money provided for in Section 7.a., and Next Bridge will deliver to the Escrow Agent provided for in Section 10 the assignment of the Subject Leases on a form substantially the same as that attached hereto as Annex D, duly executed and recordable in the public records of Lafourche Parish, Louisiana.

b.	Final Closing. The final Closing will occur, and delivery of the executed assignment Magnetar will be made by the Escrow Agent, when Magnetar delivers (x) payment to Next Bridge of the Spud Fee and (y) payment to Seitel of the sum of $630,000 in settlement of the Seitel Obligation. After the performance by Magnetar of both (y) and (z) set forth above, the Escrow Agent will deliver to Magnetar the executed assignment of the Subject Leases, at which time the acquisition of the Subject Leases by Magnetar will be complete, subject to the ongoing obligations of both Parties under the terms and provisions of this Agreement.

If Magnetar elects not to pay the delay rentals as they come due for the period described above, or if the Initial Test Well is not spudded by December 31, 2026, Magnetar shall surrender all right, title and interest in the Subject Leases and assign all right, title and interest in the Subject Leases to Next Bridge.

c.	Condition to Initial Closing. It is a condition precedent to the Initial Closing that Magnetar shall be reasonably satisfied with the preliminary due diligence it has conducted on Next Bridge and the Subject Leases.

d.	Actions by Magnetar at the Initial Closing. At the Initial Closing, Magnetar will (i) execute and deliver to Next Bridge a counterpart of this Agreement, (ii) execute and deliver to Next Bridge the Cash Purchase Price by check or by wire transfer (pursuant to wire transfer instructions received by Magnetar from Next Bridge at least three (3) days prior to the Closing, the sum of $964,448 cash, (iii) join with Next Bridge in the execution and delivery to the Escrow Agent of the Escrow Agreement, and (iv) join with Next Bridge in the execution and delivery to Magnetar of the Operating Agreement, which shall become applicable to Next Bridge in the event it elects to join in the drilling of the Initial Test Well.

e.	Actions by Next Bridge at the Initial Closing. At the Initial Closing, Next Bridge will (i) execute and deliver to Magnetar a counterpart of this Agreement, (ii) join with Magnetar in the execution and delivery to the Escrow Agent of the Escrow Agreement, (iii) execute and deliver to the Escrow Agent the assignment of the Subject Leases on a form of conveyance substantially similar to that attached hereto as Annex E, (iv) execute and deliver to Magnetar a counterpart of the Operating Agreement and (v) transfer and deliver to Magnetar all digital land data pertaining to the Subject Leases.

15.           Limitations on Parties’ granting of liens on the Subject Properties. Following the Closing, without prior consent by the other party, neither Magnetar nor Next Bridge shall sell, mortgage, hypothecate, permit liens to be filed thereon, or otherwise encumber any interest in the Subject Leases during a period of twenty-four (24) months from the Effective Date.

16.           Indemnity by NEXT BRIDGE. NEXT BRIDGE SHALL INDEMNIFY, PROTECT AND DEFEND MAGNETAR FROM ALL CLAIMS, DEMANDS AND CAUSES OF ACTION OF ANY NATURE CONCERNING THE SUBJECT LEASES ARISING OR ATTRIBUTABLE TO EVENTS OCCURRING PRIOR TO THE EFFECTIVE DATE. MAGNETAR SHALL HAVE NO OBLIGATION OR LIABILITY WITH RESPECT TO THE SUBJECT LEASES PRIOR TO THE EFFECTIVE DATE.

17.           Confidentiality. Each Party agrees to keep in strict confidence all information regarding the terms of this Agreement, except to the extent that either Party must disclose information to lenders and/or equity partners to obtain necessary debt and equity financing (subject to the limitation imposed in this Agreement).

18.           Notices. Any notice required to be given pursuant to this Agreement shall be in writing and shall be delivered in person, or by private courier service, with written receipt of acceptance returned to the sender, or via registered mail, return receipt requested, postage prepaid, or by email (with confirmation of receipt by email sent within eight (8) hours of completion of transmission with the result that if there is no such confirmation of receipt by email, the original notice sent by email shall not be deemed effective notice) to each of the Parties at the address, or at the email address, set forth in the opening paragraph of this Agreement. The agent for receipt of any notice shall be the individual who has executed this Agreement on behalf of each of the Parties. The agent and/or address for each of the Parties may be unilaterally altered by either Party upon providing written notice thereof to the other Party. Notice shall be deemed delivered when received at each of the addresses set forth in the opening paragraph of this Agreement, except with respect to emails, which shall be deemed received as provided above in this section.

19.           Miscellaneous.

a.       This document, with all attachments, contains the entire understanding of the Parties, and there is no other agreement, either oral or written, between them governing the subject matter hereof. This Agreement may be amended by the consent of both of the parties to a written document setting forth the amendment. Any amendment must be executed only by duly authorized officers of each of the Parties. No rights of either of the Parties may be waived without a written waiver signed by the Party sought to be charged with the waiver.

b.       Prior to the spudding of the Initial Test Well, this Agreement shall govern and control all matters arising between the Parties. After the spudding of the Initial Test Well, the Operating Agreement shall govern and control all matters arising between the Parties.

c.       If any provision of this Agreement or the application thereof is determined to be invalid or unenforceable, the remainder of this Agreement and other applications of the provision shall not be affected thereby, and this Agreement shall be deemed amended to eliminate the invalid or unenforceable provision insofar as it has any impact upon the other provisions of this Agreement.

d.       The failure of any Party to seek redress for any violation, or to insist upon the strict performance, of any provision of this Agreement shall not prevent any Party from seeking redress for any subsequent act, or failure to act, or to insist upon the strict performance of this Agreement. No single or partial exercise by a Party of any right or remedy hereunder shall preclude other or further exercise thereof or the exercise of any other right or remedy.

e.       Each Party represents and warrants that it has full corporate power and authority to enter into this agreement and to participate in the undertakings herein.

f.       This Agreement shall be governed by the laws of the State of Texas, except for matters pertaining to land titles in which case the laws of the State of Louisiana shall govern, and venue for any litigation arising to resolve dispute arising hereunder shall lie in Harris County, Texas.

g.       This Agreement shall be binding upon and shall inure to the benefit of each of the Parties and their respective successors and assigns.

h.       Time is of the essence of this Agreement.

i.        This Agreement may be executed in one or more original, facsimile or electronic counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same document. In making proof of this Agreement, it shall not be necessary to produce nor to account for all counterparts hereof, and it shall be sufficient to produce but one counterpart original hereof executed by the Party sought to be charged thereby. The Parties specifically intend that this Agreement may be executed by facsimile or by the exchange of documents in electronic format in accordance with the Uniform Electronic Transactions Act (Tex. Bus. & Com. Code Sec. 43.001 et seq.).

j.        The effective date (the “Effective Date”) of this Agreement is March 27, 2024.

In Witness Whereof, the Parties have executed this Agreement effective as of the Effective Date.

MAGNETAR:		NEXT BRIDGE:

MAGNETAR EXPLORATION L.P.		NEXT BRIDGE HYDROCARBONS, INC.
By MAGNETAR ENERGY LLC

By:	/s/ Paul J. Sigmund	By:	/s/ Greg McCabe
	Paul J. Sigmund, Manager		Greg McCabe, Chairman and CEO

Attachments:

Annex A – Subject Leases

Annex B – Plat AMI of Area of Mutual Interest

Annex C – Delay Rental Schedule

Annex D – Form of Assignment

Annex E – Escrow Agreement

Annex F – Operating Agreement

Annex G – Seitel Obligation Agreement

Annex A

Attached to and made a part of that certain Participation Agreement dated March 27,
2023, by and between Magnetar Exploration L.P., and Next Bridge Hydrocarbons Inc.

Subject Leases

[Attached]

Annex B

Attached to and made a part of that certain Participation Agreement dated March 27,
2023, by and between Magnetar Exploration L.P., and Next Bridge Hydrocarbons Inc.

Plat of AMI

[Attached]

ANNEX C

Attached to and made a part of that certain Participation Agreement dated March 27,
2023, by and between Magnetar Exploration L.P., and Next Bridge Hydrocarbons Inc.

Delay Rental Schedule

[Attached]

Annex D

Attached to and made a part of that certain Participation Agreement dated March 27,
2023, by and between Magnetar Exploration L.P., and Next Bridge Hydrocarbons Inc.

Form of Assignment

[Attached]

Annex E

Attached to and made a part of that certain Participation Agreement dated March 27,
2023, by and between Magnetar Exploration L.P., and Next Bridge Hydrocarbons Inc.

Escrow Agreement

[Attached]

Annex F

Attached to and made a part of that certain Participation Agreement dated March 27,
2023, by and between Magnetar Exploration L.P., and Next Bridge Hydrocarbons Inc.

Operating Agreement

Annex G

Attached to and made a part of that certain Participation Agreement dated March 27,
2023, by and between Magnetar Exploration L.P., and Next Bridge Hydrocarbons Inc.

Seitel Obligation Agreement

18